UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2013

RESOURCES CONNECTION, INC.

Delaware (State or other jurisdiction	0-32113 (Commission	33-0832424 (IRS Employer
of incorporation)	File Number)	Identification No.)

1701 Armstrong Avenue, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 430-6400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2013, Resources Connection, Inc. (the “Company” or “RGP”) announced that, effective as of May 28, 2013, (i) Donald B. Murray will relinquish his position as the Company’s Chief Executive Officer, and (ii) the Board of Directors appointed Anthony Cherbak, 58, to succeed Mr. Murray as the Company’s new Chief Executive Officer. The appointments reflect RGP’s on-going succession planning process and global leadership development. Mr. Murray will remain on the Board of Directors and will continue in his role as Executive Chairman. In this role, he will be devoted to oversight of the Company’s strategic vision, significant business development and geographic expansion. In addition to being Chief Executive Officer, Mr. Cherbak will continue to serve as President of the Company and a member of its Board of Directors, where he has served since August 2009.

Mr. Cherbak joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County assurance practice. Mr. Cherbak was named the Company’s President and Chief Operating Officer in August 2009, having previously held the positions of Executive Vice President of Operations from July 2005 to August 2009 and President of International Operations from November 2008 to August 2009.

Further, on April 18, 2013, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved the principal terms of Mr. Cherbak’ s employment agreement (the “Agreement”). The Agreement will become effective as of May 28, 2013, and end on the close of business on the last day of the Company’s fiscal year 2016. Mr. Cherbak will serve as the Company’s President and Chief Executive Officer and remain on the Board of Directors. The Agreement provides that Mr. Cherbak will have an annual base salary of $583,000. The Agreement also provides that Mr. Cherbak shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for its executive officers of the Company generally, with his actual annual bonus to be determined by the Board or the Compensation Committee pursuant to the Company’s bonus program for that year. During the term of his employment with RGP, Mr. Cherbak will generally be eligible to participate in any health and welfare benefit plans, fringe benefits, and paid time off consistent with the benefits provided by the Company to its other executive officers. In the event Mr. Cherbak’s employment terminates due to his death or disability, the Agreement provides that he will be entitled to one times his then current base salary and a pro-rated portion of his annual bonus for the year his employment terminates as well as full vesting of any then-outstanding and otherwise unvested equity awards granted by the Company. In the event that Mr. Cherbak’s employment is terminated by the Company without “Cause” (as defined in the Agreement) or by Mr. Cherbak for “Good Reason” (as defined in the Agreement), or in the event that the Company opts not to renew the term of the Agreement, the Agreement provides that Mr. Cherbak will, subject to entering into a release of claims, be entitled to severance benefits that include a payment equal to three times his annual base salary rate and target annual incentive, continued participation in the Company’s group health insurance plans for up to three years, and full vesting of any then-outstanding and otherwise unvested equity awards granted by the Company. The Agreement includes certain non-compete, non-solicit and confidentiality covenants in favor of the Company. The Agreement provides that, should benefits payable to Mr. Cherbak trigger excise taxes under Sections 280G and 4999 of the Internal Revenue Code, Mr. Cherbak will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Cherbak, the benefits will be cut-back to the extent necessary to avoid such excise taxes. The Agreement does not provide for a Company tax “gross-up” payment to make Mr. Cherbak whole for any such taxes; the tax “gross-up” provision in Mr. Cherbak’ s prior employment agreement with the Company was eliminated. The foregoing summary of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Company also entered into a letter agreement with Mr. Murray, dated April 23, 2013, to reflect the transition of his position as the Company’s Chief Executive Officer and his continuing role as Executive Chairman, effective May 28, 2013. The letter agreement with Mr. Murray is filed as Exhibit 10.2 hereto and incorporated herein by reference. Mr. Murray’s existing Employment Agreement with the Company, dated June 1, 2008, otherwise continues in effect.

Item 7.01 Regulation FD Disclosure

The full text of the Company’s press release, issued on April 24, 2013, announcing Mr. Murray’s transition, and Mr. Cherbak’s appointment, is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Employment Agreement, dated April 23, 2013, between Anthony Cherbak and Resources Connection, Inc.

10.2	Letter Agreement, dated April 23, 2013, between Donald B. Murray and Resources Connection, Inc.

99.1	Press release, dated April 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: April 24, 2013
By: /s/ Kate W. Duchene

Kate W. Duchene
Chief Legal Officer & Secretary